Name:	Narinderjeet Singh
Number of Shares of Stock subject to Stock Option:	200,000
Exercise Price Per Share:	$1.21
Date of Grant:	March 12, 2018
Vesting Start Date:	March 12, 2019

GENOCEA BIOSCIENCES, INC.

INDUCEMENT STOCK OPTION AGREEMENT

This agreement (this "Agreement") evidences a stock option granted by Genocea Biosciences, Inc. (the "Company") to the undersigned (the "Optionee") on the date set forth above (the "Date of Grant"), pursuant to and subject to the terms of this Agreement. The stock option evidenced by this Agreement is granted pursuant to the exception to shareholder approval provided for inducement grants under Nasdaq Listing Rule 5635(c)(4) and shall not be deemed to be granted under the Genocea Biosciences, Inc. 2014 Equity Incentive Plan (as amended from time to time, the "Plan"). Notwithstanding the foregoing, the stock option evidenced by this Agreement is subject to the provisions of the Plan, which are incorporated herein by reference, and which shall control in the event of any conflict with the terms of this Agreement.

1. Grant of Stock Option. The Company grants to the Optionee on the date set forth above (the "Date of Grant") an option (the "Stock Option") to purchase, on the terms provided herein, up to the number of shares of Stock set forth above (the "Shares") with an exercise price per Share as set forth above, in each case subject to adjustment in respect of transactions occurring after the date hereof as described in Section 7(b) of the Plan.

The Stock Option is a non-statutory option (that is, an option that does not qualify as an incentive stock option under Section 422 of the Code) and is granted to the Optionee in connection with the Optionee's commencement of employment with the Company.

2. Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan. The following terms have the following meanings:

(a) "Beneficiary" means, in the event of the Optionee's death, the beneficiary named in the written designation (in form acceptable to the Administrator) most recently filed with the Administrator by the Optionee prior to the Optionee's death and not subsequently revoked, or, if there is no such designated beneficiary, the executor or administrator of the Optionee's estate. An effective beneficiary designation will be treated as having been revoked only upon receipt by the Administrator, prior to the Optionee's death, of an instrument of revocation in form acceptable to the Administrator.

(b) "Option Holder" means the Optionee or, if as of the relevant time the Stock Option has passed to a Beneficiary, the Beneficiary.

3. Vesting; Method of Exercise; Treatment of the Stock Option Upon Cessation of Employment.

(a) Vesting. As used herein with respect to the Stock Option or any portion thereof, the term "vest" means to become exercisable and the term "vested" as applied to any outstanding Stock Option means that the Stock Option is then exercisable, subject in each case to the terms of this Agreement and the Plan. Unless earlier terminated, forfeited, relinquished or expired, the Stock Option will vest as to 1/4th of the Shares subject to the option on the first anniversary of the Vesting Start Date and thereafter as to 1/48th of such Shares (rounded down to the nearest whole share except for the fourth anniversary of the Vesting Start Date, with respect to which all remaining shares will vest) on each of the next 36 consecutive monthly anniversaries following the first anniversary of the Vesting Start Date. Notwithstanding the foregoing, Shares subject to the Stock Option shall not vest on any vesting date unless the Optionee has remained in continuous Employment from the Date of Grant through such vesting date.

(b) Exercise of the Stock Option. No portion of the Stock Option may be exercised until such portion vests. Each election to exercise any vested portion of the Stock Option will be subject to the terms and conditions of this Agreement and shall be in writing, signed by the Option Holder (or in such other form as is acceptable to the Administrator). Each such written exercise election must be received by the Company at its principal office or by such other party as the Administrator may prescribe and be accompanied by payment in full as provided in the Plan. The exercise price may be paid (i) by cash or check acceptable to the Administrator, (ii) to the extent permitted by the Administrator, through a broker-assisted cashless exercise program acceptable to the Administrator, (iii) by such other means, if any, as may be acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. In the event that the Stock Option is exercised by a person other than the Optionee, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise the Stock Option and compliance with applicable securities laws. The latest date on which the Stock Option or any portion thereof may be exercised will be the 10th anniversary of the Date of Grant (the "Final Exercise Date"); provided, however, if at such time the Optionee is prohibited by applicable law or written Company policy applicable to similarly situated employees from engaging in any open-market sales of Stock, the Final Exercise Date will be automatically extended to thirty (30) days following the date the Optionee is no longer prohibited from engaging in such open-market sales. If the Stock Option

is not exercised by the Final Exercise Date the Stock Option or any remaining portion thereof will thereupon immediately terminate.

(c) Treatment of the Stock Option Upon Cessation of Employment. If the Optionee's Employment ceases, the Stock Option, to the extent not already vested will be immediately forfeited, and any vested portion of the Stock Option that is then outstanding will be treated as follows:

(i) Subject to clauses (ii) and (iii) below and Section 4 of this Agreement, the Stock Option, to the extent vested immediately prior to the cessation of the Optionee's Employment, will remain exercisable until the earlier of (A) the date that is three months following the date of such cessation of Employment, or (B) the Final Exercise Date, and except to the extent previously exercised as permitted by this Section 3(c)(i) will thereupon immediately terminate.

(ii) Subject to clauses (iii) below and Section 4 of this Agreement, the Stock Option, to the extent vested immediately prior to the cessation of the Optionee's Employment due to death, will remain exercisable until the earlier of (A) the first anniversary of the Optionee's death or (B) the Final Exercise Date, and except to the extent previously exercised as permitted by this Section 3(c)(ii) will thereupon immediately terminate.

(iii) If the Optionee's Employment is terminated by the Company and its subsidiaries in connection with an act or failure to act constituting Cause (as the Administrator, in its sole discretion, may determine), or such termination occurs in circumstances that in the determination of the Administrator would have entitled the Company and its subsidiaries to terminate the Optionee's Employment for Cause, the Stock Option (whether or not vested) will immediately terminate and be forfeited upon such termination.

4. Forfeiture: Recovery of Compensation.

(a) The Administrator may cancel, rescind, withhold or otherwise limit or restrict the Stock Option at any time if the Optionee is not in compliance with all applicable provisions of this Agreement and the Plan.

(b) By accepting the Stock Option, the Optionee expressly acknowledges and agrees that his or her rights, and those of any permitted transferee of the Stock Option, under the Stock Option, including to any Stock acquired under the Stock Option or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision).

Nothing in the preceding sentence shall be construed as limiting the general application of Section 8 of this Agreement.

5. Transfer of Stock Option. The Stock Option may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.

6. Withholding. The exercise of this Stock Option will give rise to "wages" subject to withholding. The Optionee expressly acknowledges and agrees that the Optionee's rights hereunder, including the right to be issued Shares upon exercise, are subject to the Optionee promptly paying to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld. No Shares will be transferred pursuant to the exercise of this Stock Option unless and until the person exercising this Stock Option has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local withholding tax requirements, or has made other arrangements satisfactory to the Company with respect to such taxes. The Optionee authorizes the Company and its subsidiaries to withhold such amount from any amounts otherwise owed to the Optionee, but nothing in this sentence shall be construed as relieving the Optionee of any liability for satisfying his or her obligation under the preceding provisions of this Section.

7. Effect on Employment. Neither the grant of the Stock Option, nor the issuance of Shares upon exercise of the Stock Option, will give the Optionee any right to be retained in the employ or service of the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her Employment at any time.

8. Provisions of the Plan. A copy of the Plan as in effect on the Date of Grant has been furnished to the Optionee. By exercising all or any part of the Stock Option, the Optionee agrees to be bound by the terms of this Agreement and the Plan.

9. Amendments. This Agreement may not be amended except in writing signed by the Optionee and a representative of the Company. Any amendment to this Agreement will be subject to stockholder approval to the extent required by law or applicable stock exchange listing standards.

10. Acknowledgements. The Optionee acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument, (ii) this agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, shall constitute an original signature for all purposes hereunder and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Optionee.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

GENOCEA BIOSCIENCES, INC.

By: William Clark
Name: William Clark
Title: President & Chief Executive Officer

Dated:

Acknowledged and Agreed:

By
Narinderjeet Singh